EXHIBIT 99.1

Edge Petroleum Announces Results for Second Quarter of 2009

HOUSTON, Aug. 7, 2009 (GLOBE NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) today reported financial and operating results for the second quarter of 2009 as follows:

 * Production for the second quarter of 2009 was 3.0 Bcfe, averaging
   32.9 MMcfe per day.
 * For the quarter ended June 30, 2009, we recorded cash settlements paid by our counterparties on our derivative contracts totaling
   $8.0 million pre-tax. We also recorded a non-cash net unrealized pre-tax derivative loss of $7.9 million, which represents the change in the fair value of our derivative contracts between
   March 31, 2009 and June 30, 2009. These resulted in a net pre-tax derivative gain of approximately $0.1 million included in total revenue for the quarter ended June 30, 2009.
 * Our second quarter 2009 net loss to common stockholders was
   $9.4 million, or $0.40 basic and diluted loss per share.
 * On July 10, 2009 we repaid $7.5 million of our outstanding principal balance due to the lenders of our Fourth Amended and
   Restated Credit Agreement dated as of January 30, 2007 (as amended, the "Revolving Facility"). We have also continued to make monthly interest payments and on July 31, 2009 we entered into Amendment
   No. 8 which provided for a change in the maturity date of the
   Revolving Facility from July 31, 2009 to August 31, 2009. Primarily due to the uncertainty surrounding the significant payments originally due June 30, 2009 under our Revolving Facility and which are now due on August 31, 2009, our independent auditors modified their opinion on our 2008 consolidated financial statements to include a going concern explanatory paragraph.
 * Second quarter operating activity included a number of successful work-overs and recompletions in southeast and south Texas. The
   Bingle #1 (Edge Operated, W.I. 91%) was fracture stimulated and is currently flowing to sales at a rate of approximately 1.0 MMcfe per day. This well was completed in the Cook Mountain sand at
   approximately 9,800 feet and had been shut-in for over a year. The
   Chapman Ranch #23 (Edge Operated, W.I. 88%), which was previously shut-in, was cleaned out and returned to sales producing
   approximately 0.8 MMcfe per day from the Howell Hight sand at about
   12,800 feet. The non-operated Cross #2 (Edge W.I. 25%) was recompleted to a Frio sand at about 7,000 feet and was put to sales at a rate of approximately 1.1 MMcfe per day. In the
   Flores/Bloomberg Field, a composite bridge plug was drilled out of the Bloomberg #68 (Edge Operated, W.I. 32.5%) to commingle the completed zones in the two stage completion and increased the rate from approximately 2 MMcfe per day to over 3.5 MMcfe per day. Also, in south Texas, the acquisition phase of the 120 square mile El
   Sauz 3-D seismic project (Edge W.I. 50%) was completed on May 31,
   2009. The processing phase is currently underway with a final processed data set expected in late August 2009.

A summary of our second quarter and year to date results is shown below:

                                              First    Second  Year to
                                             Quarter  Quarter   Date
                                              2009      2009    2009
                                             -------------------------
 Production, Bcfe                               3.1      3.0      6.1
 Percent Gas                                     70%      67%      68%

 Operating Costs Structure, $ per Mcfe
 --------------------------------------

 Oil and Natural Gas Operating Expenses       $1.23    $1.28    $1.25

 Severance and Ad Valorem Taxes               $0.35    $0.42    $0.38
 G&A(1)                                       $1.38    $1.54    $1.46
 Depletion                                    $3.16    $2.43    $2.80

 (1) Assumes exclusion of non-cash share-based compensation costs for restricted stock amortization and bad debt expense

Second quarter production for 2009 was 3.0 Bcfe as compared to 4.3 Bcfe for the same period in 2008. Normal production declines, asset sales completed during early 2008 and decreased capital re-investment in replacing production as compared to historical levels contributed to our overall production decline in 2009. We have been operating under a severely limited reinvestment program as we attempt to preserve capital while we have been engaged in our financial and strategic alternatives evaluation process.

We reported an increase in total revenue for the second quarter and year to date periods of 2009 compared to the same periods in 2008. Total revenue for the three and six months ended June 30, 2009 was $11.8 million and $35.8 million compared to negative revenue of $(7.5) million in the second quarter of 2008 and revenue of $10.1 million in the first half of 2008. Falling commodity prices in the first half of 2009 resulted in net realized cash gains on derivatives for the second quarter of 2009 and year to date period ended June 30, 2009 of $8.0 million and $13.9 million, respectively. These gains partially offset the losses experienced from our physical commodity sales and unrealized derivative activity. In the same periods of 2008 we reported $14.6 million and $18.6 million, respectively, in net realized cash losses for derivatives.

Oil and gas operating expenses for the three months ended June 30, 2009 totaled approximately $3.8 million compared to approximately $3.9 million for the same period in 2008. Depletion costs for the second quarter of 2009 totaled approximately $7.3 million and averaged $2.43 per Mcfe compared to approximately $21.2 million and an average of $4.99 per Mcfe for the second quarter of 2008. At March 31, 2009 we recorded a non-cash full-cost ceiling test impairment on our oil and natural gas properties of approximately $78.3 million which lowered the second quarter depletion rate by approximately $0.70 per Mcfe. We were not required to record a full-cost ceiling test impairment at June 30, 2009 due to the increase in crude oil prices since March 31, 2009. General and administrative ("G&A") costs, which include share-based compensation costs and bad debt expense, for the second quarter of 2009 were approximately $4.9 million, 5% lower than the comparable prior year period, primarily because of lower salary and benefit costs due to a reduced staff partially offset by the high costs of our ongoing financial and strategic alternatives process.

Second quarter 2009 net loss to common stockholders was approximately $9.4 million or $0.40 basic and diluted loss per share. The same period a year ago we reported a net loss to common stockholders of approximately $29.9 million, or $1.04 basic and diluted loss per share. First half of 2009 net loss to common stockholders was approximately $86.3 million or $3.13 basic and diluted loss per share. The same period a year ago we reported a net loss to common stockholders of approximately $48.1 million, or $1.68 basic and diluted loss per share.

For the three months ended June 30, 2009, net cash flow provided by operating activities was approximately $10.0 million and net cash flow provided by operating activities before working capital changes was approximately $7.0 million. For the three months ended June 30, 2008, net cash flow provided by operating activities was approximately $32.1 million and net cash flow provided by operating activities before working capital changes was approximately $20.9 million. For the six months ended June 30, 2009, net cash flow provided by operating activities was approximately $19.8 million and net cash flow provided by operating activities before working capital changes was approximately $14.4 million. For the six months ended June 30, 2008, net cash flow provided by operating activities was approximately $53.4 million and net cash flow provided by operating activities before working capital changes was approximately $49.3 million. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Debt at June 30, 2009 was $234.0 million as compared to $239.0 million at December 31, 2008. Debt at June 30, 2009 and December 31, 2008 is presented as current due to changes in our maturity date as a result of our entering into the Amended Consent and Amendment No. 5 dated May 15, 2009, Amendment No. 6 dated May 29, 2009, Amendment No. 7 dated June 30, 2009 and Amendment No. 8 dated July 31, 2009 in connection with the borrowing base deficiency created by the January 2009 redetermination of our borrowing base.

In the normal course of business we enter into derivative contracts, including commodity price collars, swaps and floors, to seek to hedge or mitigate our exposure to commodity price movements. Our derivative contracts for 2009 are shown in the table below. We do not have any contracts in place that extend beyond 2009.

                                2009 DERIVATIVES
                         Volumes per   Price    Price
     Transaction            Day       Floor(1)  Cap(1)       Term
 ---------------------------------------------------------------------
 Natural Gas
  Costless Collar       10,000 MMBtu  $  7.75  $ 10.00  Jan-09  Dec-09
  Costless Collar       10,000 MMBtu  $  7.75  $ 10.08  Jan-09  Dec-09
 Crude Oil
  Costless Collar         300 Bbl     $ 70.00  $ 93.55  Jan-09  Dec-09
 ---------------------

 (1) All natural gas prices are settled monthly at NYMEX Natural Gas
     Index and crude oil prices are settled at West Texas Intermediate
     Light Sweet Crude Oil Index.

We urge investors to read our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 which we filed on August 6, 2009 and in particular to see "Item 1A - Risk Factors" included therein for a discussion of various risks associated with our pending August 31, 2009 debt payment obligation and our strategic and financial alternatives evaluation process as well as the potential impact of those events on both our common stock and our 5.75% Series A Cumulative Convertible Perpetual Preferred Stock.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock and preferred stock are listed on The NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP," respectively.

The Edge Petroleum Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3537

Statements that are not historical facts in this release, including but not limited to, statements relating to our ability to continue as a going concern or to comply with the terms of the Amended Consent, are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge's ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, results of the Board's evaluation, any process or transaction, market conditions, availability of financing, Board and stockholder approvals, actions by third parties, Edge's financial and operational results, the availability or terms of any alternative or transaction, uncertainties, costs and delays relating to transactions, prices for oil and natural gas (including natural gas liquids), drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, and other factors detailed in the Risk Factors and other sections of Edge's most recent Form 10-K, Forms 10-Q and other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

 EDGE PETROLEUM CORPORATION
 CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
 ---------------------------------------------------------------------

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------------------------------------
                                    (in thousands, except per share
 OIL AND NATURAL GAS REVENUE:             amounts and prices)
  Oil and natural gas sales     $ 11,674  $ 49,060  $ 24,672  $ 96,076
  Gain (loss) on derivatives         109   (56,598)   11,177   (85,957)
                                --------  --------  --------  --------
   Total revenue                  11,783    (7,538)   35,849    10,119
                                --------  --------  --------  --------

 OPERATING EXPENSES:
  Oil and natural gas operating
   expenses                        3,824     3,941     7,649     8,413
  Severance and ad valorem taxes   1,257     3,297     2,348     5,482
  Depletion, depreciation,
   amortization and accretion      7,549    21,522    17,628    48,893
  Impairment of oil and natural
   gas properties                     --        --    78,254        --
  General and administrative
   expense                         4,919     5,152     9,514     9,212
                                --------  --------  --------  --------

   Total operating expenses       17,549    33,912   115,393    72,000
                                --------  --------  --------  --------

 OPERATING LOSS                   (5,766)  (41,450)  (79,544)  (61,881)

 OTHER INCOME AND EXPENSE:
   Other income                        5        32        12       101
   Interest expense, net of
    amounts capitalized           (3,069)   (2,284)   (5,312)   (6,508)
   Amortization of deferred
    loan costs                      (539)     (239)   (1,465)     (478)
                                --------  --------  --------  --------

 LOSS BEFORE INCOME TAXES         (9,369)  (43,941)  (86,309)  (68,766)

 INCOME TAX BENEFIT                   --    16,118        --    24,764
                                --------  --------  --------  --------

 NET LOSS                         (9,369)  (27,823)  (86,309)  (44,002)

 Preferred Stock Dividends            --    (2,067)       --    (4,133)
                                --------  --------  --------  --------

 NET LOSS TO COMMON
  STOCKHOLDERS                  $ (9,369) $(29,890) $(86,309) $(48,135)
                                ========  ========  ========  ========

 BASIC LOSS PER SHARE           $  (0.40) $  (1.04) $  (3.13) $  (1.68)
                                ========  ========  ========  ========

 DILUTED LOSS PER SHARE(1)      $  (0.40) $  (1.04) $  (3.13) $  (1.68)
                                ========  ========  ========  ========

 BASIC WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING    28,867    28,652    28,854    28,609
                                ========  ========  ========  ========
 DILUTED WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES
  OUTSTANDING(1)                  28,867    28,652    28,854    28,609
                                ========  ========  ========  ========

 Production:
  Gas - MMcf                       2,006     3,042     4,176     6,815
  Natural gas liquids (NGL) -
   MBbls                             107       126       204       317
  Oil - MBbls                         58        77       117       162
   Gas Equivalent - MMcfe          2,996     4,260     6,102     9,689

 Realized Product Prices:
  Gas - $ per Mcf(2)(3)         $   3.78  $  (1.54) $   6.58  $  (0.17)
  NGL - $ per Bbl               $  20.23  $  53.08  $  20.33  $  51.54
  Oil - $ per Bbl(2)(4)         $  35.05  $(124.75) $  35.99  $ (31.28)
   Gas Equivalent - $ per
    Mcfe (2)(5)                 $   3.93  $  (1.77) $   5.88  $   1.04

 Notes:
 ---------------------------------------------------------------------
 (1) A net loss from continuing operations exists in 2009 and 2008, and therefore, no potential common shares are included in the calculation of diluted per share amounts because the effect would be antidilutive. Potential common shares include 8.7 million shares of common stock resulting from an assumed conversion of the Company's 5.75% Series A cumulative convertible perpetual preferred stock, equivalent shares of the Company's restricted stock units and common stock options.
 (2) Includes the effect of derivative transactions.
 (3) The average realized price, excluding unrealized derivative gains and losses related to our natural gas derivative contracts, was
     $7.14 per Mcf and $6.80 per Mcf for the three- and six-month periods ended June 30, 2009, respectively. The average realized price, excluding unrealized derivative gains and losses related to our natural gas derivative contracts, was $8.63 per Mcf and
     $8.12 per Mcf for the three- and six-month periods ended
     June 30, 2008, respectively.
 (4) The average realized price, excluding unrealized derivative gains and losses related to our oil derivative contracts, was $55.30 per barrel and $51.37 per barrel for the three- and six-month periods ended June 30, 2009. The average realized price,
     excluding unrealized derivative gains and losses related to our oil derivative contracts, was $19.26 per barrel and $35.51 per barrel for the three- and six-month periods ended June 30, 2008.
 (5) The average realized price, excluding unrealized derivative losses related to our derivative contracts, was $6.58 per Mcfe and $6.32 per Mcfe for the three- and six-month periods ended
     June 30, 2009. The average realized price, excluding unrealized derivative gains and losses related to our derivative contracts, was $8.08 per Mcfe and $7.99 per Mcfe for the three- and
     six-month periods ended June 30, 2008.

 EDGE PETROLEUM CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
 ---------------------------------------------------------------------

                                              June 30,    December 31,
                                                2009          2008
                                            --------------------------
                                                  (in thousands)

 ASSETS

 TOTAL CURRENT ASSETS                       $     43,158  $     48,710

 PROPERTY AND EQUIPMENT, Net - full cost
  method of accounting for oil and natural
  gas properties                                 220,259       307,059

 OTHER ASSETS                                        613         1,828
                                            ------------  ------------

 TOTAL ASSETS                               $    264,030  $    357,597
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY

 TOTAL CURRENT LIABILITIES                  $    244,216  $    251,991

 OTHER NON-CURRENT LIABILITIES                     8,276         8,118
                                            ------------  ------------

 TOTAL LIABILITIES                               252,492       260,109

 TOTAL STOCKHOLDERS' EQUITY                       11,538        97,488
                                            ------------  ------------

 TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                    $    264,030  $    357,597
                                            ============  ============

 EDGE PETROLEUM CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                     Six Months Ended
                                                         June 30,
                                                    ------------------
                                                      2009      2008
                                                    --------  --------
 CASH FLOWS FROM OPERATING ACTIVITIES:                (in thousands)
  Net loss                                          $(86,309) $(44,002)
   Adjustments to reconcile net loss to net cash
    provided by operating activities:
   Unrealized loss on the fair value of derivatives    2,699    67,309
   Loss on property                                       --        34
   Deferred income taxes                                  --   (25,092)
   Depletion, depreciation, amortization and
    accretion                                         17,628    48,893
   Impairment of oil and natural gas properties       78,254        --
   Gain on ARO settlement                                 --        (9)
   Amortization of deferred loan costs                 1,465       478
   Share-based compensation costs                        359     1,636
   Bad debt expense                                      263        90

  Net effect of changes in operating assets
   and liabilities                                     5,488     4,103
                                                    --------  --------
    Net cash provided by operating activities         19,847    53,440
                                                    --------  --------

 CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and natural gas property and equipment
   additions                                          (9,232)  (36,646)
  Decrease in drilling advances                        1,275       708
  Proceeds from the sale of oil and natural gas
   properties                                            328    18,172
  Overhedge derivative settlements                        --    (6,249)
                                                    --------  --------
    Net cash used in investing activities             (7,629)  (24,015)
                                                    --------  --------

 CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt                                  (5,000)  (20,000)
  Preferred dividends paid                                --    (4,133)
                                                    --------  --------
    Net cash used in financing activities             (5,000)  (24,133)
                                                    --------  ---------

 NET INCREASE IN CASH AND CASH EQUIVALENTS             7,218     5,292
 CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD        8,475     7,163
                                                    --------  --------
 CASH AND CASH EQUIVALENTS, END OF PERIOD           $ 15,693  $ 12,455
                                                    ========  ========

 EDGE PETROLEUM CORPORATION

 Non-GAAP Disclosure Reconciliation
 I. Net Cash Flows Provided by Operating Activities
 ---------------------------------------------------------------------

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------------------------------------
                                            (in thousands)

 Net cash flow provided by
  operating activities          $ 10,014  $ 32,090  $ 19,847  $ 53,440

 Changes in working capital
  accounts                        (3,057)  (11,215)   (5,488)   (4,103)
                                --------  --------  --------  --------

 Net cash flow provided by
  operations before working
  capital changes               $  6,957  $ 20,875  $ 14,359  $ 49,337
                                ========  ========  ========  ========

 Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a
       financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and
       development activities and to service debt. Net cash flow
       provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United
       States of America ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

CONTACT:  Edge Petroleum Corporation
          Gary Pittman, Chief Financial Officer
          (713) 654-8960